EXHIBIT 5.1
[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PC]

May 5, 2021
Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
At your request, we are rendering this opinion in connection with the Registration Statement on Form S-8 to be filed by Micron Technology, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on or about May 5, 2021 (the “Registration Statement”) for the proposed issuance of up to (a) 35 million additional shares of common stock, $0.10 par value per share, of the Company (the “Additional Shares”) pursuant to the Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan (the “Equity Plan”), and (b) $65,000,000 of deferred compensation obligations of the Company (the “Obligations”) pursuant to the Micron Technology, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

We have examined and relied, to the extent we deem proper, on certificates of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, documents, and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that following the filing of the Registration Statement:

(1) the Additional Shares to be issued by the Company pursuant to the Equity Plan are validly authorized and, when issued in accordance with the terms of the Equity Plan, will be legally issued, fully paid and non-assessable; and

(2) the Obligations, when issued in accordance with the terms of the Deferred Compensation Plan, will be legally valid and binding obligations of the Company, enforceable in accordance with their terms.

Micron Technology, Inc.
May 5, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati